EX-10.2A



          RESOLUTIONS DULY ADOPTED BY THE COMPANY'S BOARD OF DIRECTORS

RESOLVED, that, subject to the approval of the Corporation's stockholders, the Plan be modified to increase the number of shares available for issuance thereunder from 1,000,000 to 2,000,000 and that this amendment be submitted to a vote of the stockholders at the Annual General Stockholders Meeting